EXHIBIT 99.4

EXCO Resources, Inc.
Pro forma calculation and footnotes

EXCO Resources, Inc. (EXCO or EXCO Resources), a Texas corporation incorporated in 1955, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including Appalachia, East Texas, Mid-Continent, Permian and the Rockies. Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

Unless the context requires otherwise, references in this Amendment No. 4 to “we,” “us,” and “our” are to EXCO Resources.

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed its acquisition of Winchester Energy Company oil and natural gas assets for approximately $1.13 billion in cash after closing adjustments and subject to further post closing purchase price adjustments.

Concurrent with the closing, EXCO contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment and contracts and Winchester Acquisition, LLC, to EXCO Operating Partnership, LP, (EXCO Partners), a newly formed Delaware limited partnership and wholly owned subsidiary of EXCO, in exchange for a payment of $150.0 million cash and additional equity interests in EXCO Partners.

Significant transactions affecting pro forma financial information

Equity Buyout

On October 3, 2005, EXCO Holdings II, Inc. (Holdings II), an entity formed by our management, purchased 100% of the outstanding equity securities of EXCO Holdings Inc. (Holdings), the privately held parent of EXCO, prior to the initial public offering, or IPO, of EXCO’s common stock, in an equity buyout, or Equity Buyout, for an aggregate price of approximately $699.3 million, resulting in a change of control and a new basis of accounting. To fund the Equity Buyout, Holdings II raised $350.0 million in interim debt financing, or interim bank loan from a group of lenders and $183.1 million of equity financing from new institutional and other investors as well as stockholders of Holdings. In addition, current management and other stockholders of Holdings exchanged $166.9 million of their Holdings common stock for Holdings II common stock. Holdings’ majority stockholder sold all of its EXCO Holdings common stock for cash. Promptly following the completion of the Equity Buyout, Holdings II merged with and into EXCO Holdings. As a result of the merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of EXCO Holdings common stock and all shares of EXCO Holdings common stock held by Holdings II were cancelled.

Initial public offering

On February 14, 2006, we closed our IPO and subsequently issued 53.6 million shares of our common stock, including shares subsequently issued pursuant to an exercise by the underwriters of their over-allotment option, for net proceeds of $662.1 million. Concurrent with the consummation of the IPO, we advanced $158.8 million to TXOK to redeem the preferred stock of TXOK and issued an additional 388,889 shares of our common stock as a redemption premium (see —TXOK Acquisition). The redemption of this preferred stock caused TXOK to become our wholly-owned subsidiary. In addition to the redemption of the preferred stock of TXOK, we used proceeds from the IPO, together with cash on hand to repay the interim bank loan, repay the TXOK term loan, repay a portion of TXOK’s revolving credit facility and pay fees and expenses incurred in connection with the IPO. Concurrently with the closing of the IPO, EXCO Holdings merged with and into EXCO Resources and the shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO Resources. As a result, EXCO Resources became the surviving company.

TXOK Acquisition

On September 16, 2005, Holdings II formed TXOK Acquisition, Inc., or TXOK, for the purpose of acquiring ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, L.L.C., or collectively, ONEOK Energy. Prior to TXOK’s acquisition of ONEOK Energy, Holdings II owned all of the issued and outstanding common stock of TXOK and BP EXCO Holdings LP, an entity controlled by Mr. Boone Pickens, one of our directors, held all of the outstanding shares of TXOK preferred stock. On September 27, 2005, TXOK completed the acquisition of ONEOK Energy for an aggregate purchase price of approximately $642.9 million, or $633.0 million after contractual adjustments. Effective upon closing, ONEOK Energy Resources Company and ONEOK Energy Resources Holdings, L.L.C. became wholly-owned subsidiaries of TXOK. On October 7, 2005 Holdings purchased an additional $20.0 million of Class B common stock of TXOK, which represented an 11% equity interest and a 10% voting interest in TXOK. The preferred stock of TXOK held by BP EXCO Holdings LP represented the remaining 89% equity interest and 90% voting interest of TXOK.

TXOK funded the acquisition of ONEOK Energy with (i) $20.0 million in private debt financing, $15.0 million of which was provided by Mr.  Pickens, which has since been repaid; (ii) the issuance of $150.0 million of the 15% Series A Convertible Preferred Stock of TXOK, or the TXOK preferred stock, to BP EXCO Holdings LP, an entity controlled by Mr. Pickens; (iii) approximately $308.8 million of borrowings under the revolving credit facility of TXOK, or the TXOK credit facility; and (iv) $200.0 million of borrowings under the second lien term loan facility of TXOK, or the TXOK term loan.

On February 14, 2006, we redeemed all of the outstanding TXOK preferred stock concurrently with the IPO, which represented 90% of the voting rights and an 89% economic interest in TXOK. The redemption price for the TXOK preferred stock was (a) cash in the amount of approximately $158.8 million and (b) 388,889 shares of common stock of EXCO. Once the TXOK preferred stock was redeemed, our acquisition of TXOK, or the TXOK acquisition, was complete and it became our wholly-owned subsidiary. We accounted for the acquisition of TXOK as a step acquisition using the purchase method of accounting and began consolidating its operations effective February 14, 2006. As a result, 89% of the fair value of the assets and liabilities of TXOK was recorded at the redemption date and the remaining 11% was recorded as an adjustment to book value as of the date of the initial investment. The total purchase price of TXOK was $665.1 million representing the redemption of the TXOK preferred stock, the initial investment in TXOK common stock and the assumption of liabilities as detailed below.

Prior to TXOK’s redemption of the preferred stock concurrently with the IPO, we held an 11% economic interest in TXOK and would have used the cost method of accounting for that investment until the merger. However, since the redemption of the preferred stock resulted in TXOK becoming a wholly-owned subsidiary on February 14, 2006, we are required to use the equity method of accounting for our investment in TXOK until the February 14, 2006 effective date of the acquisition.

The allocation of the purchase price to the assets and liabilities acquired are presented in the table presented below.

Purchase price calculations (in thousands):
Carrying value of initial investment in TXOK	$21,531
Acquisition of preferred stock, including accrued and unpaid dividends	158,750

Value of preferred stock redemption premium	4,667
Assumption of debt:
Term loan, plus accrued interest	202,755
Revolving credit facility plus accrued interest	309,701
Less cash acquired	(32,261)
Total TXOK Acquisition, Inc. purchase price	$665,143

Allocation of purchase price:
Oil and natural gas properties — proved	$489,076
Oil and natural gas properties — unproved	60,840
Other fixed assets	20,079
Goodwill	64,887
Current and non-current assets	37,460
Deferred income taxes	26,783
Accounts payable and other accrued expenses	(30,377)
Asset retirement obligations	(8,203)
Fair value of oil and natural gas derivatives	4,598
Total purchase price allocation	$665,143

Winchester Properties Acquisition

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed its acquisition of all of the equity interests of Winchester Energy Company, Ltd. and its subsidiaries (“Winchester Properties”) for approximately $1.13 billion in cash after closing adjustments and subject to further post closing purchase price adjustments.

Management believes the Winchester acquisition represents an important milestone in its overall strategy to acquire and exploit properties which have significant development potential, primarily for natural gas.  The East Texas and North Louisiana properties, which complement EXCO existing producing reserves, include approximately 775 drilling locations, one-third of which are proved and 106,000 net undeveloped leasehold acres, of which approximately two-thirds are held by production.  Other important factors in the Winchester acquisition includes the ability to secure intellectual talent to help exploit these areas and the expansion of EXCO’s natural gas gathering operations.

The purchase price for the Winchester Properties is based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed. The purchase price allocation is tentative pending the results of final valuations of assets acquired and final evaluation of all liabilities assumed as of the acquisition date.

The preliminary assessment of the fair values of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories. The preliminary assessment of fair value for the gathering and pipeline facilities was based on capitalization of current levels of cash flows generated by the assets.  Other assets and liabilities were recorded at their historical book values which EXCO management believes represents the best current estimate of fair value. These and other preliminary estimates are subject to change as additional information becomes available and is assessed by EXCO.

Preliminary allocations of the $1.13 billion purchase price include approximately $744.5 million to oil and natural gas properties, $150.0 million to gathering systems, pipelines and related facilities, $189.8 million to goodwill and $41.9 million to net working capital and other assets and liabilities.

Concurrent with the closing, EXCO formed EXCO Partners and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment, and contracts (“EXCO Legacy Assets), along with Winchester Acquisition, LLC, to EXCO Partners in exchange for a payment of $150.0 million cash and additional equity interests in EXCO Partners.

Additional information relating to the allocation of the purchase price of the Winchester Properties to the assets acquired and liabilities assumed are included in the accompanying notes to the pro forma financial statements.

EXCO Partners’ Acquisition Debt

Revolving Credit Facility

To finance the acquisition of Winchester and the $150.0 million payment to EXCO for the EXCO Legacy Assets, EXCO Partners wholly-owned subsidiary, EXCO Partners Operating Partnership, LP (EPOP or Borrower), entered into a Senior Revolving Credit Agreement, or the Revolving Credit Facility, dated October 2, 2006, with a group of lenders led by JPMorgan Chase Bank, N.A.  The Revolving Credit Facility has a face amount of $750 million with an initial borrowing base of $750 million and an initial conforming borrowing base of $650 million.  The borrowing base must be conforming by April 1, 2007.  The Revolving Credit Facility is secured by a first priority lien on the oil and natural gas assets of EPOP, including 100% of the equity of EPOP’s subsidiaries, and is guaranteed by all existing and future subsidiaries.  Financial covenants governing the Revolving Credit Facility include maximum total leverage, minimum interest coverage, asset coverage value ratio, and a minimum current ratio.  The Revolving Credit Facility contains representations, warranties, covenants, events of default, and indemnities customary for agreements of this type.  The Revolving Credit Facility matures four years from the closing date and has an initial drawn interest rate of LIBOR + 175 basis points (bps) and an undrawn commitment fee of 37.5 bps on the first $650 million of the Revolving Credit Facility.  To the extent usage exceeds the initial conforming borrowing base, the Revolving Credit Facility will have an initial drawn interest rate of LIBOR + 250 bps and an undrawn commitment fee of 50 bps on the portion of the borrowings that exceed the initial conforming borrowing base.  The Revolving Credit Facility contains a pricing grid based on availability.  Finally, as a condition precedent to the funding of the Revolving Credit Facility, the Borrower was required to hedge 75% of proved developed producing production through 2010.  The repayment obligation under this facility can be accelerated upon the occurrence of an event of default including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, failure to observe or perform covenants, subject to certain cure periods, bankruptcy, judgments against EPOP or any subsidiary in excess of $5.0 million or a change of control (as defined) of EPOP.  The initial amount borrowed under this facility was $651.0 million at closing.

EXCO Partners Senior Term Credit Agreement

In connection with the acquisition of Winchester and the contribution of the EXCO Legacy Assets, EPOP entered into a Senior Term Credit Agreement, dated October 2, 2006, with JPMorgan Chase Bank, N.A., as administrative agent.  The aggregate principal amount is $650.0 million.  The Senior Term Credit Agreement is secured by a second priority lien on all of the oil and natural gas properties securing the Revolving Credit Facility, including 100% of the stock of subsidiaries, and is guaranteed by all existing and future subsidiaries.  Financial covenants governing the Senior Term Credit Agreement include maximum total leverage, minimum interest coverage and minimum asset coverage.  The Senior Term Credit Agreement contains representations, warranties, covenants, events of default and indemnities customary for agreements of this type.  The Senior Term Credit Agreement has an interest rate of LIBOR + 600 bps, with 25 bps step ups on October 2, 2007 and January 8, 2008 and a total cap of LIBOR + 650 bps.  Additionally, the Senior Term Credit Agreement matures five years from the closing date, amortizes at 1% per year, with a bullet payment at maturity.   Commencing with the fiscal year ended December 31, 2007, and each year thereafter, EPOP must apply 100% of its Excess Cash Flow (as defined in the Senior Term Credit Agreement) toward prepayment at par of the Senior Term Credit Agreement.  Such payments shall be made no later than the later of April 15 or five business days following delivery of the annual financial statements required under the Senior Term Credit Agreement.  Any principal payment prior to the first anniversary, other than the mandatory prepayments described above, must be made at 102% of the principal amount and after the first anniversary date to and including the second anniversary at 101% of par.  Thereafter, any prepayments are at par.  The repayment obligation under this facility can be accelerated upon the occurrence of an event of default including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, failure to observe or perform covenants, subject to certain cure periods, bankruptcy, judgments against EPOP or any subsidiary in excess of $5.0 million or a change of control (as defined) of EPOP.

Transactions in 2006 (other than the TXOK and Winchester Properties Acquisitions)

In addition to the TXOK and Winchester Properties acquisitions, EXCO closed five acquisitions of producing oil and natural gas properties and undeveloped acreage during the nine months ended September 30, 2006.

On April 5, 2006 we announced that we closed the acquisition of a 50% interest in approximately 19,000 acres of leasehold interests and 38 producing wells in West Texas for $85.7 million, before contractual adjustments. We funded this purchase with indebtedness drawn under our credit agreement. Net production at the date of acquisition was approximately 4.4 Mmcfe per day. Our interest in the Proved Reserves was approximately 33.0 Bcfe (77% natural gas and 27% proved developed). EXCO and the seller will conduct a joint development program on the properties over the next several years with an estimated 70 wells to be drilled in 2006 and early 2007. It is estimated that in excess of 200 wells will be necessary to fully develop the acreage.

On April 28, 2006, EXCO announced that it closed the acquisition of 100% of the common stock of PGMT for $115.0 million, before contractual adjustments, including the repayment of debt and outstanding commodity hedges. We funded this purchase with indebtedness drawn under our credit agreement. PGMT is a private producer of oil and natural gas which owns and operates assets in the Appalachia region, particularly in Pennsylvania, Ohio, New York and West Virginia. Net production at the acquisition date totaled approximately 5.0 Mmcfe per day from 1,187 producing wells. The net Proved Reserves were estimated at 161.6 Bcfe (96% natural gas and 25% proved developed). The PGMT acreage held by production includes approximately 178,000 acres containing over 2,000 drilling locations, of which approximately 68% of such locations are proved. In addition to the oil and natural gas assets, we acquired 358 miles of gathering lines, ten compressor stations along those gathering lines, and other miscellaneous assets.

On May 25, 2006, we announced the acquisition of producing and undeveloped oil and natural gas properties in the Cotton Valley trend in East Texas from a privately held company.  The properties were acquired for a purchase price of $51.6 million ($52.3 million after contractual adjustments), consisting of approximately 2,000 net acres of leasehold and estimated proved reserves of 28.3 Bcfe (99% natural gas and 51% proved developed).  Net production at the date of acquisition from the wells acquired was approximately 4.3 Mmcfe per day.  Also included in the purchase was approximately 10,500 net undeveloped acres in the general area of the production.  EXCO will operate the properties and will own 100% of the working interest.

On August 4, 2006, we acquired producing properties and undeveloped acreage in Wyoming.  The purchase price of these assets was $27.5 million, subject to post-closing contractual adjustments, and was funded by $20.0 million of indebtedness drawn under our credit agreement and $7.5 million of available cash.

On September 19, 2006, we acquired producing properties and undeveloped acreage in West Virginia for $49.1 million, after contractual adjustments.

With the exceptions of TXOK and the Winchester Properties, none of the aforementioned acquisitions qualify as significant under the SEC’s Rule 1-02(w) and Rule 3-05 of Regulation S-X. Therefore no pro forma financial information is required.

Unaudited pro forma financial statements

The following unaudited pro forma condensed combined balance sheet as of September 30, 2006 is based on the historical unaudited EXCO Resources, Inc. balance sheet as of September 30, 2006 and the unaudited combined balance sheet of Winchester Energy Company, Ltd. as of September 30, 2006 (not included in this

Form 8-K/A). The unaudited pro forma condensed combined balance sheet gives effect to the following transactions and events as if each had occurred on September 30, 2006.

Borrowings to acquire the Winchester Properties — In October 2006, EXCO Partners, LP (“EXCO Partners”) borrowed approximately $1.3 billion from a syndicate of lenders, primarily for the purpose of acquiring Winchester (approximately $1.13 billion) and as partial consideration for acquiring the EXCO Legacy Assets ($150 million).  The syndicate borrowings are comprised of a $650 million senior secured second lien term loan (“Term Loan”) and a $750 million revolving credit facility (“Revolver”), of which approximately $1.3 billion was drawn down on October 2, 2006. The unaudited pro forma condensed combined balance sheet reflects the proceeds of the borrowings and the capitalization of the fees incurred in securing the debt capital.

Acquisition of the Winchester Properties for cash — On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed its acquisition of the Winchester Properties for approximately $1.13 billion in cash after closing adjustments and subject to further post closing purchase price adjustments.

Concurrent with the closing, EXCO formed EXCO Partners and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment, and contracts to EXCO Partners in exchange for a payment of $150.0 million cash and additional equity interest in EXCO Partners.

EXCO Partners borrowed a total of $1.3 billion to finance the acquisition of the Winchester Properties and pay EXCO for its contribution of assets.  The borrowings were made under two new credit arrangements: a new revolving credit facility of $750.0 million with an initial conforming borrowing base of $650.0 million and a $650.0 million senior term credit agreement.

Use of Payment from EXCO Partners to retire debt — In connection with the borrowings by EXCO Partners under the Term Loan and Revolver, EXCO Partners transferred $150.0 million in cash to EXCO in partial consideration for the contribution of the EXCO Legacy Assets to the partnership.  These funds were applied by EXCO to retire a portion of the debt outstanding under EXCO’s revolving credit facility.

EXCO Resources, Inc — Unaudited Pro Forma

Condensed Combined Balance Sheet as of September 30, 2006

		Acquisition of Winchester
	Historical	Historical	Adjustments		Pro forma
(in thousands)	EXCO Resources, Inc.	Winchester Energy Company, Ltd.			EXCO Resources, Inc.
Assets:
Current assets:
Cash and cash equivalents	$22,691	$118	$1,285,525	(a)	$32,112
			(1,126,222	)(b)
			(150,000	)(c)
Accounts receivable	68,527	30,265	—		98,792
Other current assets	59,131	30,734	—		89,865

Total current assets	150,349	61,117	9,303		220,769

Oil and natural gas properties	1,941,865	590,917	153,548	(b)	2,686,330

Gas gathering assets and other equipment	59,953	59,325	90,675	(b)	209,953
Accumulated depreciation, depletion & amortization	(91,093)	(139,869)	139,869	(b)	(91,093)

Goodwill	306,142	27,753	162,087	(b)	495,982

Other assets	31,919	29,913	15,475	(a)	77,307

Total assets	$2,399,135	$629,156	$570,957		$3,599,248

Liabilities and shareholders' equity:
Current liabilities:
Other current liabilities	$109,020	$42,464	—		$151,484

Total current liabilities	109,020	42,464	—		151,484

Senior term loan	—	—	650,000	(a)	650,000
7 1/4% senior notes due 2011	459,592				459,592
Long-term debt	404,000	—	651,000	(a)	905,000
			(150,000	)(c)
Asset retirement obligations	27,139	6,649	—		33,788
Deferred income taxes	185,916	94,740	(94,740	)(b)	185,916
Payable to affiliate	—	127,443	(127,443	)(b)	—

Other liabilities	38,186	—	—		38,186

Total liabilities	1,223,853	271,296	928,817		2,423,966

Shareholders’ equity	1,175,282	357,860	(357,860	)(b)	1,175,282

Total liabilities and shareholders' equity	$2,399,135	$629,156	$570,957		$3,599,248

Notes to EXCO Resources, Inc. unaudited

pro forma condensed combined balance sheet

September 30, 2006

(a)     Pro forma adjustment to reflect net proceeds of $1,285.5 million from borrowings under a new Senior Term Credit Agreement ($650 million) and a new Revolving Credit Agreement ($651 million) after payment of loan commitment fees aggregating $15.5 million.

(b)     Reflects use of debt proceeds for cash payment to Progress Energy, Inc. (“Progress”) for acquisition of the Winchester Properties.  The acquisition of the Winchester Properties will be accounted for as a purchase and is assumed to have been consummated on September 30, 2006. The total estimated acquisition cost of the Winchester Properties acquisition and the preliminary allocation of the purchase price is as follows:

(in thousands)
Acquisition cost:
Base purchase price	$1,159,774
Preliminary adjustment for working capital	(33,552)
Less cash assumed	(118)
Total acquisition cost to EXCO Partners	$1,126,104

Allocation of acquisition cost:
Proved oil and natural gas properties	$660,632
Unproved properties	83,833
Total oil and natural gas properties	744,465
Natural gas gathering and related facilities	150,000
Other current assets	60,999
Other assets — non current	29,913
Goodwill	189,840
Accounts payable and accrued liabilities	(42,464)
Asset retirement obligation	(6,649)
Total allocation of acquisition cost	$1,126,104

The allocation of the acquisition cost of the Winchester Properties has been estimated based on fair value information available as of September 30, 2006 and will be adjusted to reflect values at the acquisition date upon completion and review of valuation studies.  The historical carrying values of the Winchester assets and liabilities were adjusted to reflect the allocation of acquisition costs as reflected in the following table:

(in thousands)
Cash payment for Winchester oil and natural gas properties and other assets	$1,126,222
Less total book value of net assets acquired	(357,860)
Excess of acquisition cost over book value of net assets acquired	$768,362

Incremental changes in historical carrying value of assets and liabilities acquired:
Proved oil and natural gas properties	$74,202
Unproved properties	79,346
Natural gas gathering and related assets	90,675
Accumulated depreciation, depletion and amortization	139,869
Goodwill	162,087
Deferred income taxes liability	94,740
Payable to affiliate	127,443
Total allocation adjustments to historical carrying values	$768,362

(c)     Pro forma adjustment to reflect utilization by EXCO of the $150.0 million received from EXCO Partners in partial consideration for the Legacy Assets contribution to reduce amounts outstanding under EXCO’s revolving credit facility.

The following unaudited condensed combined pro forma financial information presents statements of operations for the twelve months ended December 31, 2005 and the nine-month period ended September 30, 2006 which are based on the audited consolidated financial statements for EXCO and the audited statements of revenues and direct operating expenses of the Winchester Properties for the 2005 year and the nine-month period ended September 30, 2006, the unaudited statements of operations of TXOK for the period from January 1, 2006 through February 14, 2006, and unaudited financial information for ONEOK Energy for the year ended December 31, 2005. The pro forma financial information gives effect to the following events as if each had occurred as of January 1, 2005.

The Equity Buyout — On August 12, 2005 Holdings II was formed to acquire all of the outstanding equity of Holdings. Following the completion of the acquisition of Holdings on October 3, 2005, Holdings II was merged with and into Holdings. A portion of the purchase price was funded with borrowings under a $350.0 million interim bank loan. The acquisition by Holdings II of Holdings was accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS No. 141. The aggregate purchase price was allocated to the acquired assets and liabilities based upon their respective estimated fair market values at the date of the acquisition. For tax reporting purposes, we received carry over tax basis.

In connection with the change of control, we were required to offer to our current senior note holders the option to put their senior notes to us at 101% of the aggregate principal amount plus accrued interest. The expiration date was December 9, 2005. As a result of the change of control tender offer, we repurchased $5.3 million principal amount of the senior notes at 101% resulting in a reduction of the book value of the senior notes to $462.5 million.

The IPO — Concurrent with the closing of EXCO’s IPO, Holdings, which was acquired by and into which Holdings II merged in the Equity Buyout, merged with and into EXCO Resources. The merger of Holdings with and into EXCO Resources was a merger between entities under common control and hence the historical basis of the combined assets and liabilities are maintained. Our pro forma condensed combined statements of operations begin with the consolidated results of Holdings and EXCO to reflect this merger of entities under common control.

For purposes of the pro forma financial information, the IPO reflects the issuance of 53,615,200 shares of our common stock, including an exercise of the underwriter’s over-allotment at an aggregate offering price of $662.1 million, net of underwriter fees. We paid $6.0 million in expenses in connection with the IPO. The proceeds from the IPO were used to repay debt and redeem the TXOK preferred stock as more fully described below.

Repayment of the interim bank loan — We repaid borrowings incurred in connection with the Equity Buyout under our interim bank loan of $350.0 million plus accrued interest.

Redemption of the TXOK preferred stock and acquisition of TXOK — TXOK was formed by Holdings II and initially capitalized with a $1,000 investment. TXOK issued redeemable preferred voting stock to BP EXCO Holdings LP concurrent with TXOK’s acquisition of ONEOK Energy. On October 7, 2005, EXCO made a $20.0 million purchase of TXOK Class B common stock that represented an 11% equity interest in TXOK with the aforementioned preferred stock representing the remaining 89% equity interest. We funded the redemption of the TXOK preferred stock with a portion of the net proceeds of the IPO. This redemption was treated as a purchase transaction under SFAS No. 141 and TXOK became a wholly-owned subsidiary of EXCO upon redemption of the preferred stock. In connection with the redemption, we funded the repayment of a portion of the TXOK credit facility and all of the TXOK term loan plus accrued interest.

Borrowings to acquire Winchester Properties — In October 2006, EXCO Partners, LP (“EXCO Partners”) borrowed approximately $1.3 billion from a syndicate of lenders, primarily for the purpose of acquiring the Winchester Properties (approximately $1.13 billion) and partial consideration for acquiring the EXCO Legacy Assets ($150 million).  The syndicate borrowings are comprised of a $750 million senior secured second lien term loan (“Term Loan”) and a $650 million revolving credit facility (“Revolver”), of which approximately $1.3 billion was drawn down on October 2, 2006. The pro forma condensed combined balance sheet reflects the proceeds of the borrowings and the capitalization of the fees incurred in securing the debt capital.

Acquisition of Winchester Properties for cash — On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed its acquisition of the Winchester Properties for approximately $1.13 billion in cash after closing adjustments and subject to further post closing purchase price adjustments.

Repayment of $150 million of EXCO revolving credit facility debt — $150 million of the debt proceeds borrowed by EXCO Partners in connection with the Winchester acquisition was transferred to EXCO in partial consideration for oil and natural gas assets contributed to the partnership and was concurrently applied by EXCO to reduce amounts outstanding under its revolving credit facility.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 has been derived from EXCO’s historical audited consolidated statement of operations for the 275 day predecessor period beginning January 1, 2005 to October 2, 2005, the 90 day successor period beginning October 3, 2005 to December 31, 2005, the unaudited historical consolidated statement of operations for ONEOK as predecessor to TXOK for the 269 day period ended September 26, 2005, the unaudited historical consolidated statement of operations for TXOK for the period beginning September 16, 2005 (date of inception) to December 31, 2005 and the audited statement of revenues and direct operating expenses of Winchester for the year ended December 31, 2005. The pro forma statement for the year ended December 31, 2005 gives effect to the Equity Buyout, the EXCO IPO, the acquisition of TXOK, the redemption of the TXOK preferred stock, borrowings by EXCO Partners to acquire Winchester, the acquisition of Winchester for cash, and the application of $150 million of the Winchester acquisition debt proceeds to reduce EXCO’s outstanding debt, as if each occurred on January 1, 2005.

The unaudited pro forma condensed combined statement of operations for the nine-month period ended September 30, 2006 has been derived from EXCO’s unaudited consolidated statement of operations for the nine months ended September 30, 2006, which includes TXOK’s results of operations from February 14, 2006 to September 30, 2006, the unaudited condensed statement of operations of TXOK for the 44 days beginning January 1, 2006 to February 13, 2006, and the audited statement of revenues and direct operating expenses of Winchester for the nine-month period ended September 30, 2006.  The pro forma statement for the nine-month period ended September 30, 2006 gives effect to the Equity Buyout, the IPO, the acquisition of TXOK, the TXOK preferred stock redemption, the EXCO Partner borrowings, the acquisition of Winchester and the repayment of $150 million of EXCO’s revolving credit facility, as if each occurred on January 1, 2006.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the combined financial position or results of operations that would have actually occurred had the described transactions occurred on the indicated dates or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the statements of revenues and direct operating expenses for the Winchester Properties, EXCO’s Amendment No. 2 to its Form 10-K for the year ended December 31, 2005, filed on December 7, 2006, EXCO’s Form 10-Q for the quarter ended September 30, 2006 and the audited financial statements of EXCO filed with Amendment No. 1 to our Current Report on Form 8-K, dated May 15, 2006 and filed on December 13, 2006 which presents the consolidated EXCO accounts giving effect to its merger with Holdings upon consummation of the IPO using criteria for entities under common control. The pro forma information herein does not purport to be indicative of the results of operations that would have actually occurred had the Equity Buyout, IPO, the redemption of the TXOK preferred stock, and acquisition of TXOK, EXCO Partners’ borrowings, the acquisition of the Winchester Properties and the repayment of $150 million of EXCO’s revolving credit facility occurred on the dates indicated. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions.

Non-recurring items excluded from the unaudited pro forma condensed combined statements of operations

During the fourth quarter of 2005, we recorded non-recurring stock based and other compensation expenses in connection with the Equity Buyout which have been excluded from the condensed consolidated statement of operations for the 275 day predecessor period beginning January 1, 2005 to October 2, 2005. Details of these non-recurring expenses are:

•                  A non-cash charge of approximately $44.1 million as a result of the acquisition by Holdings II of all of the shares of Class B common stock of EXCO Holdings held by certain members of our management and other employees. The offset to this expense will be to additional paid-in capital. The stockholder agreements governing the Class A and Class B common stock of EXCO Holdings provided that, upon the occurrence of certain specified events, including the change of control that occurred upon the Equity Buyout:

•                  the holders of the Class A shares would receive the first $175.0 million of proceeds, and

•                  the remaining proceeds in excess of $175.0 million would be allocated on a pro-rata basis to the holders of the Class A shares and the Class B shares.

For financial accounting purposes, the Class B shares were considered to be a “variable” plan since a holder of the shares had to be employed at the date of the change of control to receive fair value for the Class B shares. As a result, we did not recognize compensation expense prior to the consummation of the change of control event.

•                  A charge of $17.8 million plus any employer-related taxes for payments made to holders of options to purchase Class A shares of EXCO Holdings less options held by the EXCO Holdings Employee Stock Participation Plan, or ESPP. This amount was paid to option holders at the time of the Equity Buyout by EXCO Holdings to purchase all stock options outstanding at that time. The amount represented the cumulative difference between the $5.1971277 per share proceeds for the Class A shares and the exercise price of the outstanding stock options times the number of stock options outstanding.

•                  A charge of $8.3 million plus any employer-related taxes for payments made to our employees who were participants in the ESPP. This amount was paid by Holdings at the time of the Equity Buyout and was based upon shares of Holdings Class A and Class B common stock that were reserved, but unissued, for the ESPP. All employees on the date of the Equity Buyout who were not direct owners of Holdings Class A or Class B common stock received payments under the ESPP. For financial accounting purposes, the ESPP was considered to be a “variable” plan since, to be eligible, a recipient had to be employed at the date of the change of control to receive a payment. As a result, we did not recognize compensation expense prior to the consummation of the change of control event.

•                  A charge of $2.6 million plus any employer-related taxes for accelerated payments made by EXCO Holdings to certain employees of EXCO Resources under the EXCO Holdings Employee Bonus Retention Plan, or the Retention Plan. The Retention Plan was accelerated, paid in full and terminated upon consummation of the Equity Buyout.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations

For the nine months ended September 30, 2006

	Historical	Historical	Historical	Adjustments				Pro forma
(in thousands, except per share amounts)	EXCO Resources, Inc.	TXOK Acquisition, Inc. Pre-EXCO acquisition period for Jan 1 - Feb 13, 2006 (a)	Winchester Properties - Revenues and direct operating expenses	TXOK Acquisition, Inc. (a)		Winchester acquisition		EXCO Resources pro forma reflecting TXOK and Winchester acquisitions
Revenues and other income:
Oil and natural gas	$234,634	$17,652	$156,858	$—		$—		$409,144
Commodity price risk management activities	175,768	23,612	—	—		—		199,380
Other income (loss)	3,572	251	—	—		—		3,823
Total revenues and other income	413,974	41,515	156,858	—		—		612,347

Costs and expenses:
Oil and natural gas production	41,942	3,179	32,200	—		—		77,321
Depreciation, depletion and amortization	81,329	6,613	—	(1,454	)(b)	51,250	(f)	142,238
						4,500	(g)
Accretion of discount on asset retirement obligations	1,078	66	—	(3	)(b)	443	(h)	1,584
General and administrative	20,828	550	—	—		4,099	(i)	25,477
Interest	41,285	7,411	—	(8,732	)(c)	91,948	(j)	124,600
						(7,312	)(k)
Other (income) expense	(1,593)	—	—	1,593	(d)			—
Total cost and expenses	184,869	17,819	32,200	(8,596)		144,928		371,220

Income before income taxes	229,105	23,696	124,658	8,596		(144,928)		241,127
Income tax expense (benefit)	89,185	9,211	—	3,279	(e)	(7,682	)(l)	93,993

Net income (loss)	$139,920	$14,485	$124,658	$5,317		$(137,246)		$147,134

Earnings per share:
Basic	—	—	—	—		—		$1.41
Diluted	—	—	—	—		—		$1.39

Weighted average shares outstanding:
Basic	—	—	—	—		—		104,025
Diluted	—	—	—	—		—		105,453

Notes to EXCO Resources, Inc.
unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006

(a)   EXCO acquired TXOK on February 14, 2006 concurrently with its IPO. Upon consummation of the IPO, EXCO advanced $158.8 million to TXOK to redeem its preferred stock. Upon redemption of the TXOK preferred stock, TXOK became a wholly-owned subsidiary of EXCO.

(b)   Reflects adjustment of depreciation, depletion and amortization and accretion of discount on asset retirement obligations to give effect to the acquisition of TXOK as of January 1, 2006 at amortization rates based on pro forma consolidated full cost amortization base (including Winchester) and consolidated proved reserves as of January 1, 2006.

(c)   Pro forma entry to reflect reduction in interest expense associated with interim bank loan, the TXOK credit facility and the TXOK term loan, all of which were retired in whole or part with proceeds from EXCO’s IPO.

(d)   Reflects elimination of EXCO’s equity in earnings of TXOK for the period from January 1, 2006 through February 13, 2006, at which date TXOK became a wholly owned subsidiary of EXCO.

(e)   Entry to record adjustment of income tax expense associated with pro forma adjustments for TXOK acquisition at a marginal rate of 38.1%.

(f)    Reflects depreciation, depletion and amortization attributable to the Winchester Properties for the nine-month period ended September 30, 2006 based on the preliminary allocation of the purchase price to EXCO Partners for the Winchester Properties at an amortization rate based on a pro forma combined full cost amortization base as set forth in the following table:

	EXCO	TXOK	North Coast	Winchester	Pro forma combined
(in thousands, except rate)
Proved oil & natural gas properties	$295,792	$489,076	$556,404	$660,620	$2,001,892
Estimated future development costs — net	61,079	100,017	84,664	238,612	484,372
Full cost amortization base	$356,871	$589,093	$641,068	$899,232	$2,486,264
Total proved reserves (Mmcfe)	163,630	223,705	280,990	325,076	993,401
Amortization rate per Mcfe					$2.503

Production for the nine months ended September 30, 2006 (Mmcfe)	9,213	14,750	10,994	20,072	55,029
Amortization rate per Mcfe	$2.503	$2.503	$2.503	$2.503	$2.503
Calculated amortization	$23,060	$36,920	$27,518	$50,240	$137,738
Less historical amortization recorded	(22,088)	(38,374)	(27,480)	0	(87,942)
Pro forma adjustment for amortization of full cost pool	$972	$(1,454)	$38	$50,240	$49,796

(g)   Reflects depreciation of natural gas gathering and other property and equipment for the Winchester Properties based on the preliminary allocation of the purchase price to EXCO Partners to such natural gas gathering and other property and equipment and to give effect to the acquisition as of January 1, 2006.

(h)   Reflects pro forma adjustment for accretion of discount on ARO liability for the Winchester Properties for the nine month period 2006 period based on estimated costs and reserve engineering estimates as of September 30, 2006.

(i)    Represents adjustment for incremental general and administrative expenses attributable to Winchester operations as if such acquisition had occurred on January 1, 2005, as the historical statement of revenues and direct operating expenses does not include general and administrative expenses.  Pro forma incremental general and administrative expense attributable to the Winchester Properties for the nine-months ended September 30, 2006 is based on historical amounts actually incurred for such period by Winchester in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations. The incremental costs also include additional executive and administrative personnel specifically attributable to EXCO’s operation of the Winchester Properties.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs which cannot be reliably determined at this time, and which management believes are not material, have not been included in pro forma general and administrative costs.  The pro forma amounts are not necessarily indicative of the total incremental Winchester general and administrative expenses to be incurred by the Company going forward.

(j)    Represents adjustment to historical interest expense to reflect interest expense on debt incurred by EXCO Partners in connection with the Winchester Properties acquisition and the cash payment to EXCO in partial consideration for contribution of the Legacy Assets to the EXCO Partners, at rates assumed to be in effect during the period, as presented in the following table:

(in thousands)
Interest expense resulting from the issuance of $650,000 in borrowings under the Senior Term Credit Agreement at average rate over the nine-month period of 11.176%	$55,100
Interest expense resulting from the issuance of $651,000 in borrowings under the Revolving Credit Agreement at average rate over the nine-month period of 7.301%	34,211
Amortization of aggregate commitment fees and related deferred debt offering costs of $16,122 for the nine-month period, based on the respective terms of the credit facilities	2,637
Total pro forma interest expense adjustment	$91,948

(k)   Represents pro forma reduction in interest expense related to EXCO’s revolving credit facility giving effect to application of $150 million cash received from EXCO Partners in consideration of certain oil and natural gas assets transferred to EXCO Partners to reduce EXCO’s debt.

(l)    Entry to record adjustment of income tax expense (benefit) associated with the results of operations and pro forma adjustments for Winchester Properties acquisition at a marginal rate of 37.9%.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2005

	Historical	Historical	Adjustments		Adjustments		Historical	Historical	Adjustments		Historical	Adjustments		Pro forma
	EXCO Resources, Inc.
(in thousands, except per share amounts)	Predecessor for the period of January 1, 2005 to October 2, 2005	Successor for the period of October 3, 2005 to December 31, 2005 (a)	Equity Buyout transaction on October 3, 2005(a)		EXCO Resources, Inc. Intial Public Offering		ONEOK Energy predecessor period of January 1, 2005 to September 26, 2005	TXOK successor for the period from September 27, 2005 (date of inception) to December 31, 2005	TXOK acquisition and redemption of preferred stock		Winchester Properties - revenues and direct operating expenses	Winchester acquisition		EXCO Resources, Inc.
Revenues and other income:
Oil and natural gas	$132,821	$70,061	$—		$—		$89,587	$50,252	$—		$203,583	$—		$546,304
Commodity price risk management activities	(177,253)	(256)	—		—		—	245	—	(h)	—	—		(177,264)
Other income (loss)	7,096	2,374	—		—		3,936	505	—		—	—		13,911
Total revenues and other income	(37,336)	72,179	—		—		93,523	51,002	—		203,583	—		382,951

Costs and expenses:
Oil and natural gas production	22,157	8,949	—		—		17,068	5,913	—		35,366	—		89,453
Depreciation, depletion and amortization	24,687	14,071	11,331	(b)	—		21,591	14,680	8,677	(i)	—	61,082	(o)	162,119
												6,000	(p)
Accretion of discount on asset retirement obligations	617	226	—		—		310	115	—		—	162	(q)	1,430
General and administrative	89,442	6,375	(73,716	)(c)	—		7,051	7,053	—		—	5,465	(r)	41,670
Interest	26,675	19,414	31,075	(d)	(44,903	)(f)	8,730	11,520	30,092	(k)	—	100,294	(s)	133,433
									(8,730	)(j)		(7,122	)(t)
									(33,612	)(l)
Equity in (income) loss of TXOK Acquisition	—	(837)	—		—		—	—	837		—			—

Total cost and expenses	163,578	48,198	(31,310)		(44,903)		54,750	39,281	(2,736)		35,366	165,881		428,105

Income (loss) before income taxes	(200,914)	23,981	31,310		44,903		38,773	11,721	2,736		168,217	(165,881)		(45,154)
Income tax expense (benefit)	(63,698)	7,631	(4,067	)(e)	16,614	(g)	14,734	4,293	1,037	(m)	—	885	(u)	(22,571)

Net income (loss) before discontinued operations	(137,216)	16,350	35,377		28,289		24,039	7,428	1,699		168,217	(166,766)		(22,583)
Dividends on preferred stock	—	—	—		—		—	10,800	(10,800	)(n)	—	—		—
Income (loss) on common stock before discontinued operations	$(137,216)	$16,350	$35,377		$28,289		$24,039	$(3,372)	$12,499		$168,217	$(166,766)		$(22,583)

Loss per share:
Basic and diluted	—	—	—		—		—	—	—		—	—		$(0.22)

Weighted average shares outstanding:
Basic and diluted	—	—	—		—		—	—	—		—	—		104,004

Notes to EXCO Resources, Inc.
unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005

(a)          A change of control occurred as a result of the Equity Buyout on October 3, 2005. The successor basis of accounting reflects the new basis as a result of the allocation of the purchase price to the assets and liabilities of EXCO.

(b)         Represents increased depreciation, depletion and amortization expense to give effect to the step-up in basis of oil and natural gas properties associated with the Equity Buyout.

(c)          To adjust general and administrative expenses for non-recurring stock based compensation and non-recurring bonus payments associated with the Equity Buyout.

(d)         To adjust historical interest expense and interest expenses attributable to the interim bank loan incurred in connection with the Equity Buyout as presented as follows:

Interest on interim bank loan at fixed rate of 10% for January 1, 2005 through October 2, 2005	$26,370
Reduction of interest expense for the $5.3 million principal amount of senior notes	(290)
Elimination of historical amortization expense resulting from the write-off of historical deferred debt issuance costs as a result of purchase accounting for the Equity Buyout	(1,607)
To adjust historical amortization expense resulting from the interim bank loan incurred for the Equity Buyout	6,602
Total pro forma interest expense adjustment	$31,075

(e)          To provide for income taxes at the estimated marginal rate of 31.8% based on the following calculation:

Income before taxes on pro forma adjustments .	$31,310
Non tax-deductible stock compensation expenses	(44,092)
Pro forma adjustments subject to income taxes	(12,782)
Marginal income tax rate	31.8%
Total pro forma income tax expense (benefit) on adjustments	$(4,067)

(f)            To reflect the reduction of pro forma interest expense of $35.0 million related to the $350 million interim bank loan (fixed rate of 10%) and elimination of amortization of deferred financing costs of $9.9 million resulting from assumed use of IPO proceeds to pay off the interim bank loan.

(g)         Represent estimated income tax impact at marginal rate of 37.0% on interest expense savings.

(h)         The ONEOK Energy entities historically accounted for derivative financial instruments using hedge accounting pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”. EXCO does not designate its hedges and follows mark-to-market accounting for changes in the fair value of its derivative financial instruments. The pro forma statements of operations reflect the historical accounting treatment by ONEOK Energy for all periods presented.

(i)             To reflect adjustments to depreciation, depletion and amortization for the TXOK Acquisition, which excludes depreciation of $200 thousand attributable to assets not purchased by TXOK, but which were included in the historical ONEOK Energy statement of operations.

(j)             Represents reduction in interest expense to the ONEOK Energy historical statement of operations to eliminate intercompany interest expense.

(k)          To reflect interest expense attributable to the TXOK credit facility and related fees, the TXOK term loan, private debt financing and borrowings under the EXCO credit facility.

(l)             Reflects reduction in interest expense resulting from repayment of TXOK term loan and a portion of the TXOK credit facility.

(m)       Represents income tax on pro forma adjustments at marginal rate of 37.9%.

(n)         Elimination of preferred stock dividend resulting from redemption of the TXOK preferred stock and related equity earnings in TXOK.

(o)   Reflects depreciation, depletion and amortization attributable to the Winchester Properties for the year ended December 31, 2005 based on the preliminary allocation of EXCO Partners’ purchase price for the Winchester Properties at an amortization rate based on a pro forma combined full cost amortization base as set forth in the following table:

	EXCO	TXOK	North Coast	Winchester	Pro forma Combined
(in thousands, except rate)
Proved oil and natural gas properties	$295,792	$489,076	$556,404	$660,620	$2,001,892
Estimated future development costs — net	61,079	100,017	84,664	238,612	484,372
Full cost amortization base	$356,871	$589,093	$641,068	$899,232	$2,486,264
Total proved reserves (Mmcfe)	174,166	242,640	293,882	349,259	1,059,947
Amortization rate per Mcfe					$2.346

Production for the year ended December 31, 2005 (Mmcfe)	10,536	18,935	12,892	24,184	66,547
Amortization rate per Mcfe	$2.346	$2.346	$2.346	$2.346	$2.346
Calculated amortization	$24,717	$44,421	$30,245	$56,736	$156,119
Less historical amortization recorded	(38,758)	(36,271)	—	—	(75,029)
Less Equity Buyout pro forma adjustment	—	(11,331)	—	—	(11,331)
Less TXOK Acquisition adjustment	—	(8,677)	—	—	(8,677)
Pro forma adjustment for amortization of full cost pool	$(14,041)	$(11,858)	$30,245	$56,736	$61,082

(p)   Reflects depreciation of natural gas gathering and other property and equipment for Winchester based on the preliminary allocation of the purchase price to EXCO Partners for the Winchester Properties based on the applicable acquisition purchase price allocated to such natural gas gathering and other property and equipment and to give effect to the acquisition as of January 1, 2005.

(q)   Reflects pro forma adjustment for accretion of discount on ARO liability for the Winchester Properties for the 2005 year period based on estimated costs and reserve engineering estimates as of December 31, 2005.

(r)    Represents adjustment for incremental general and administrative expenses attributable to Winchester operations as if such acquisition had occurred on January 1, 2005, as the historical statement of revenues and direct operating expenses does not include general and administrative expenses.  Pro forma incremental general and administrative expenses attributable to the Winchester Properties for the year ended December 31, 2005 is based on annualized historical amounts actually incurred for the nine-month period ended September 30, 2006 by Winchester in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations.  The incremental costs also include additional executive and administrative personnel specifically attributable to EXCO’s operation of the Winchester Properties.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs which cannot be reliably determined at this time, and which management believes are not material, have not been included in pro forma general and administrative costs.  The pro forma amounts are not necessarily indicative of the total incremental Winchester general and administrative expenses to be incurred by the Company going forward.

(s)   Represents adjustment of historical interest expense for interest expense on debt issued in connection with the Winchester Properties acquisition and the cash payment to EXCO in partial consideration for contribution of the Legacy Assets to the Partnership, at rates assumed to be in effect during the period, as presented in the following table:

(in thousands)
Interest expense resulting from the issuance of $650,000 in borrowings under the Senior Term Credit Agreement at average rate over the year of 9.459%	$62,362
Interest expense resulting from the issuance of $651,000 in borrowings under the Revolving Credit Agreement at average rate over the twelve-month period of 5.584%	34,416
Amortization of aggregate commitment fees and related deferred debt offering costs of $16,122 for 2005, based on the respective terms of the credit facilities	3,516
Total pro forma interest expense adjustment	$100,294

(t)    Represents pro forma reduction in interest expense related to EXCO’s revolving credit facility giving effect to application as of January 1, 2005 of $150 million cash received from EXCO Partners in consideration of certain oil and natural gas assets transferred to EXCO Partners.

(u)   Entry to record adjustment of income tax expense (benefit) associated with the results of operations of the Winchester Properties after reflecting the pro forma adjustments for Winchester Properties acquisition at a marginal rate of 37.9%.